Exhibit 99.1

Ramaco Resources, Inc. Reports First Quarter 2018 Financial Results

Company Release – May 15, 2018

POINT OF CONTACT:

Michael P. Windisch, Chief Accounting Officer

mpw@ramacocoal.com

859-244-7455

LEXINGTON, KY – (GLOBE NEWSWIRE) – Ramaco Resources, Inc. (NASDAQ: METC) today reported net income of $5.3 million, or $0.13 per diluted share for the first quarter of 2018, compared with a net loss of $2.6 million, or $(0.07) per share for the fourth quarter of 2017. The Company’s adjusted earnings before interest, taxes, depreciation, amortization and non-operating expenses (“adjusted EBITDA”) was $9.2 million for the first quarter of 2018 as compared with an adjusted EBITDA loss of $328 thousand for the fourth quarter of 2017.

Randall Atkins, Ramaco Resources’ Executive Chairman remarked, “We are very pleased to report our first positive financial results since inception. These results reflect more than a doubling of our revenues since the prior quarter to $56 million. Today, we have forward sales commitments for more than 1.7 million tons of our planned 2018 production. As we reported previously, 1.1 million tons of domestic sales were committed and priced last year. We have sold 249 thousand tons into export markets at fixed prices averaging $109 per ton (FOB mine) and have export commitments for an additional 400 thousand tons at index prices. At current market prices, these index sales would exceed the fixed prices contracted to date. For the balance of the year, we expect to demonstrate even stronger earnings and cash flows than in the first quarter.”

The Company ended the quarter with $7.3 million of cash on hand and $23.5 million of accounts receivable.

Operational Results

Revenues totaled $55.9 million for the three months ended March 31, 2018, up 133% from the fourth quarter of 2017. Total production for the first quarter was 380 thousand tons as compared with 275 thousand tons for 2017’s fourth quarter.

The Company’s total cash cost per ton sold (FOB mine) for the first quarter of 2018 was approximately $65 for produced coal, up from about $58 in the fourth quarter of 2017. This was due to the impact of weather-related issues at the Company’s mines and lower than anticipated surface mining production volumes caused by unexpected geological challenges.

Michael Bauersachs, Ramaco Resources’ President and CEO commented, “Although strong, our export sales in the first quarter were somewhat curtailed by the rail transportation challenges reported by many others in our industry. Our deep mines at Elk Creek continue to achieve their projected production and cost expectations in the upper $50 per ton range. At our surface mine, however, we encountered a number of areas that were previously mined. These were old auger works which pre-dated present reporting laws. This unmapped mining was not evident in our advanced planning. The positive news is that these headwinds on surface production and rail issues were partially offset by both increased export price realizations and demand.”

In the first quarter of 2018, the Company recorded income tax expense of $743 thousand based on an expected effective tax rate of approximately 12% for 2018. Cash taxes payable for 2018 are expected to be less than $400 thousand.

Capital expenditures totaled approximately $12.8 million during the first quarter of 2018. The Company expects to spend $29 million to $34 million of capital expenditures in 2018, including newly planned capital projects designed to reduce the impact of adverse weather on transportation within its Elk Creek Mining Complex.

The exhibit below summarizes some of the key metrics for the sequential periods:

	Three months ended
	March 31, 2018	December 31, 2017
Sales Volume(a)
Company	403	163
Purchased	119	102
Total	522	265

Company Production(a)
Elk Creek Mining Complex	360	273
Berwind Mine	20	2
Total	380	275

Company Financial Metrics(b)
Average revenue per ton	$91.37	$69.76
Average cash costs of coal sold	65.02	58.04
Average cash margin per ton	$26.35	$11.72

Purchased Coal Financial Metrics(b)
Average revenue per ton	$99.62	$93.97
Average cash costs of coal sold	88.57	86.82
Average cash margin per ton	$11.05	$7.15

Capital Expenditures(a)	$12,769	$21,758

Notes:
(a) In thousands.
(b) Excludes transportation.

2018 Guidance

Updated sales guidance for 2018 is presented in the following table:

Committed 2018 Sales Volume(a)	Volume	Avg Price
Company:
Domestic, fixed priced	1,077	$78
Export, fixed priced	249	$109
Export, indexed	392

Total Committed Company Tons	1,718

Purchased:
Domestic, fixed priced	418	$100
Export, fixed priced	21	$132
Total Purchased Tons	439

Total Committed Sales Volume	2,157

Notes:
(a) Volumes in thousands.

As result of the newly discovered geological conditions at its Elk Creek surface mine, the Company is lowering its annual guidance for Company produced tons to 1.8 to 2 million tons from a previous production guidance of 2 to 2.2 million tons. This reduction solely reflects anticipated lower surface mine production, which the Company anticipates may be partially offset by better production results from its deep mines.

About Ramaco Resources, Inc.

Ramaco Resources is an operator and developer of high-quality, low cost metallurgical coal in southern West Virginia, southwestern Virginia and southwestern Pennsylvania. The Company has five active mines within two mining complexes at this time.

News and additional information about Ramaco Resources, including filings with the Securities and Exchange Commission, are available at http://www.ramacoresources.com. For more information, contact investor relations at (859) 244-7455.

Conference Call

Ramaco Resources will hold its quarterly conference call and webcast at 9:00 AM Eastern Time (ET) on Wednesday, May 16, 2018 to present its results for the first quarter 2018.

The conference call can be accessed by calling (844) 852-8392 domestically or (703) 639-1226 internationally. The webcast for this release will be accessible by visiting https://edge.media-server.com/m6/p/w2jnkjiz.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this news release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent Ramaco Resources’ expectations or beliefs concerning future events, and it is possible that the results described in this news release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of Ramaco Resources’ control, which could cause actual results to differ materially from the results discussed in the forward-looking statements. These factors include, without limitation, unexpected delays in our current mine development activities, failure of our sales commitment counterparties to perform, increased government regulation of coal in the United States or internationally, or unexpected decline of demand for coal in export markets and underperformance of the railroads. Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, Ramaco Resources does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for Ramaco Resources to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements found in Ramaco Resources’ filings with the Securities and Exchange Commission (“SEC”), including its Annual Report on Form 10-K. The risk factors and other factors noted in Ramaco Resources’ SEC filings could cause its actual results to differ materially from those contained in any forward-looking statement.

Ramaco Resources, Inc.
Consolidated Statements of Operations

	Three months ended
	March 31, 2018	December 31, 2017	March 31, 2017

Revenues	$55,943,148	$24,019,051	$11,538,272

Cost and expenses
Cost of sales (exclusive of items shown separately below)	44,330,847	21,374,437	10,845,912
Other operating costs and expenses	—	32,063	17,300
Asset retirement obligation accretion	123,468	101,277	101,277
Depreciation and amortization	2,437,500	1,819,089	156,127
Selling, general and administrative	3,431,144	3,349,229	3,601,363
Total cost and expenses	50,322,959	26,676,095	14,721,979

Operating income (loss)	5,620,189	(2,657,044)	(3,183,707)

Interest and dividend income	1,237	3,284	116,429
Other income (expense)	489,317	53,869	(3,257)
Interest expense	(101,159)	-	(22,608)

Income (loss) before taxes	6,009,584	(2,599,891)	(3,093,143)

Income tax expense	743,307	—	—

Net income (loss)	$5,266,277	$(2,599,891)	$(3,093,143)

Basic and diluted earnings (loss) per share
Basic	$0.13	$(0.07)	$(0.10)
Diluted	$0.13	$(0.07)	$(0.10)

Weighted average common shares outstanding
Basic	39,905,327	39,554,469	32,068,708
Diluted	40,141,652	39,554,469	32,068,708

Ramaco Resources, Inc.
Consolidated Balance Sheets

	March 31, 2018	December 31, 2017
Assets
Current assets:
Cash and cash equivalents	$7,323,571	$5,934,043
Short-term investments	—	5,199,861
Accounts receivable	23,496,089	7,165,487
Inventories	10,131,419	10,057,787
Prepaid expenses	3,356,956	1,104,437
Total current assets	44,308,035	29,461,615

Property, plant and equipment, net	125,825,988	115,450,841

Advanced coal royalties	2,719,315	2,867,369
Other assets	422,137	318,206
Total Assets	$173,275,475	$148,098,031

Liabilities and Stockholders' Equity
Liabilities
Current liabilities
Accounts payable	$28,327,276	$19,532,531
Accrued expenses	6,107,123	2,821,422
Asset retirement obligations	291,806	70,616
Note payable, net	5,790,935	—
Other	568,631	—
Total current liabilities	41,085,771	22,424,569
Deferred tax liability	708,465
Asset retirement obligations	12,266,871	12,276,176
Total liabilities	54,061,107	34,700,745

Commitments and contingencies	—	—

Stockholders' Equity
Preferred stock, $0.01 par value, 50,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.01 par value, 260,000,000 shares authorized, 40,082,467 and 39,559,366 shares issued and outstanding, respectively	400,825	395,594
Additional paid-in capital	148,838,837	148,293,263
Accumulated deficit	(30,025,294)	(35,291,571)
Total stockholders' equity	119,214,368	113,397,286
Total Liabilities and Stockholders' Equity	$173,275,475	$148,098,031

Reconciliation of Non-GAAP Measure

Adjusted EBITDA is used as a supplemental non-GAAP financial measure by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. The Company believes Adjusted EBITDA is useful because it allows us to more effectively evaluate our operating performance.

We define Adjusted EBITDA as net income (loss) plus net interest expense, equity-based compensation, depreciation, amortization and non-operating expenses. A reconciliation of income (loss) from continuing operations, net of income taxes to Adjusted EBITDA is included below. Adjusted EBITDA is not intended to serve as an alternative to U.S. GAAP measures of performance and may not be comparable to similarly-titled measures presented by other companies.

	Three months ended
	March 31, 2018	December 31, 2017	March 31, 2017
Reconciliation of Net Income (Loss) to Adjusted EBITDA:
Net income (loss)	$5,266,277	$(2,599,891)	$(3,093,143)
Add (Subtract):
Depreciation and amortization	2,437,500	1,819,089	156,127
Interest and dividend income, net	99,922	(3,284)	(93,821)
Income taxes	743,307	—	—
EBITDA	8,547,006	(784,086)	(3,030,837)
Add:
Equity-based compensation	550,805	354,873	2,145,333
Accretion of asset retirement obligation	123,468	101,277	101,277
Adjusted EBITDA	$9,221,279	$(327,936)	$(784,227)